Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Key Employee Employment Agreement (“Agreement”) is entered this 23rd day of July, 2001, by and between Advanced Switching Communications, Inc. (“ASC” or “Employer”), a Delaware corporation with its principal place of business in Vienna, Virginia and Gary L. Wingo (“Employee”).

     In consideration of the promises and mutual covenants contained in this Agreement and intending to be legally bound, Employer agrees to employ Employee, and Employee hereby agrees to such employment relationship with Employer, under the following terms and conditions:

1.     Employment. Employee accepts at will employment with ASC. Both Employee and Employer may terminate the employment relationship at any time, for any reason, with or without notice. In the event (A) ASC terminates Employee without cause (as hereafter defined); or (B) on the first anniversary of this Agreement in the event that Employee is not in breach of this Agreement and the Board of Directors does not appoint Employee as President and Chief Operating Officer of ASC, Employee may terminate this Agreement upon written notice to ASC no later than August 23, 2002; then ASC will pay Employee a lump sum equal to two times Employee’s base salary for the calendar year prior to termination within 30 days after the date of termination. For purposes of this Agreement, “cause” means: (i) any act or omission which constitutes a material breach by Employee of the terms of this Agreement, (ii) the conviction of a felony or commission of any act which would rise to the level of a felony, or the conviction or commission of a lesser crime, offense or act that adversely impacts upon the business or reputation of ASC, (iii) Employee’s willful or negligent failure to perform a substantial or material part of his duties, or (iv) Employee’s failure to meet minimum performance levels or goals established by mutual agreement between ASC and Employee.

2.     Duties. Employee’s duties will be as assigned by the Chief Executive Officer or Board of Directors and these duties may change from time to time. Employee agrees to devote his full time, attention and best efforts to the performance of these duties. Employee acknowledges that the effective performance of his/her duties may require Employee to work weekends and evenings from time to time. To avoid any conflict of interest while employed by ASC, Employee will not work for himself or herself or for other businesses or individuals, with or without compensation, without ASC’s written permission. This restriction is not intended to prevent Employee from engaging in social, community, charitable, political, family and other similar activities, so long as those activities are not adverse to the interests of ASC and do not interfere with the performance of Employee’s duties under this Agreement. Employee will comply with all published policies and procedures of ASC relating to his employment or the workplace.

3.     Compensation. While employed by ASC, Employee will receive the following compensation and benefits. Employer shall withhold from remuneration hereunder any federal, state or local income or payroll tax it deems necessary or appropriate to comply with applicable law.

     a.     Base Salary. Employee’s initial base salary will be $25,000 monthly ($300,000 annually), which will be paid in arrears, according to ASC’s normal payroll practices. Such base salary shall be reviewed at least annually and may be adjusted upward in the discretion of ASC’s Chief Executive Officer or Board of Directors (or its delegate).

     b.     Bonus Plan. Employee is eligible to receive bonuses in the discretion of ASC’s Chief Executive Officer or Board of Directors. This includes a one-time signing bonus of $150,000 payable in the first payroll cycle following Employee’s start date. In addition, Employee will be eligible to participate in ASC’s bonus plan with a target annual bonus of $200,000. This $200,000 bonus is guaranteed for his first year of employment, payable 1/2 on Employee’s six-month anniversary and 1/2 on his one-year anniversary with ASC, provided Employee is then in employment with ASC. Employee’s bonus may exceed $200,000 if Employee’s performance exceeds his mutually agreed to goals and objectives.

     c.     Employee Benefits. Employee will be eligible to participate in such employee benefits and perquisites as are generally available to similarly situated employees of ASC from time to time. All benefits and perquisites provided under this Agreement are subject to the terms and conditions of the applicable benefit plans or programs. This includes eligibility to participate in ASC’s group life insurance program with the option to purchase additional life insurance up to a maximum of $300,000. In addition, Employee will accrue five weeks of vacation per year. Nothing in this Agreement shall limit ASC’s right to amend or terminate any employee benefit plan or program.

     d.     Expense Reimbursement. Employee may be eligible for reimbursement for necessary business expenses incurred in the performance of his/her duties, including, by example, travel, meals, entertainment and related authorized expenses. Employee must submit itemized expense reports, receipts and other documentation that ASC may require.

     e.     Stock Options. Subject to approval of such grant by ASC’s Board of Directors, Employee will be eligible for nonqualified options to purchase 1,000,000 shares of ASC’s common stock subject to the terms and conditions of the 2000 Stock Incentive Plan (the “Plan”) and the applicable option agreement. The vesting period for the options is 0% in the first year, 25% on the 1-year anniversary of the grant, with the remainder to vest ratably each month over the following 36 months. In the event of a Change in Control (as defined in the Plan), 50% of the unvested options will vest.

     f.     Loan. To assist Employee with establishing a residence in Virginia, ASC will provide Employee with an interest-free loan to be used for a down payment on a residence. The loan shall be in the amount of $200,000. This loan will be secured by a first or second mortgage on the residence. At ASC’s expense, Employee shall execute and deliver any and all documents as may be reasonably required by ASC to document the loan and the mortgage, including the written consent of the primary mortgagee to ASC’s mortgage. The loan will become due upon the earlier of the sale of the residence or 120 days after the termination of Employee’s employment with ASC for any reason.

4.     Special Covenants Regarding Work Product and Intellectual Property.

     a.     Employee hereby assigns and transfers ownership to Employer of all inventions, discoveries, drawings, computer software, algorithms, improvements and devices conceived by Employee including intellectual property rights such as patents and copyrights (referred to as “work product”) developed or made by Employee, either alone or with others, in whole or in part during Employee’s employment by ASC, which (i) are useful in, or directly or indirectly related to ASC’s business or which relate to, or (ii) are conceived, developed or made in the course of, Employee’s employment, or (iii) which are developed or made from, or by reason of knowledge gained from such employment. Employer shall have the sole and exclusive right to use work product as described above, whether original or derivative, in any manner whatsoever, and Employee acknowledges that all work product described above shall be considered as “work for hire” belonging to ASC.

     b.     Employee agrees to promptly disclose in writing all work product to ASC’s Chief Executive Officer or other designated ASC officers or representatives and assist ASC to protect any proprietary interest in work product as ASC may reasonably require. Employee shall execute all documents required by ASC to support and/or establish ASC’s ownership interest in this work product, and perform all lawful acts which ASC may deem necessary or advisable for the preparation, prosecution, procurement and maintenance of trademark, copyright and/or patent applications in the United States and/or foreign countries, whether before or after termination of employment. ASC agrees to bear all expenses in connection with establishing its ownership interest, but ASC has no obligation to protect by trademark, copyright, patent or otherwise such work product and may do so to the extent ASC deems desirable. These employee obligations are part of Employee’s general responsibilities and are included within the existing compensation being received with no additional compensation for these responsibilities. Employee agrees to keep such work product confidential and agrees not to disclose such work product without ASC’s written consent, except as required by, and during, his employment.

5.     Restrictive Covenants on Confidentiality, Nonsolicitation, Noncompetition.

     a.     Confidentiality. While employed with ASC, and because of the nature of Employee’s responsibilities, Employee will acquire valuable and confidential information and trade secrets regarding ASC’s business operations, including but not limited to, ASC’s existing and contemplated services and products, documentation, technical data, business and financial methods and practices and other confidential corporate information. Employee covenants and agrees that, while an ASC employee and following termination of that employment, all Corporate Information (as defined below) shall not be disclosed and shall be kept as confidential, proprietary, and in the nature of trade secrets, and Employee shall not disclose any Corporate Information to any person or use any Corporate Information for Employee’s own benefit or for the benefit of any other person without ASC’s written consent, except as required by, and during, his/her employment.

     b.     Definition of Corporate Information. Any knowledge, information or documents regarding ASC or its affiliates, including, but not limited to, client lists, employee information, employee lists, prospective client lists, client contracts, information regarding clients or customers, processes, consulting and training methodologies, operational methods and procedures, work product (as defined in paragraph 4 above) business and marketing plans, product development ideas, designs of projects, research projects, products, systems, software, models, modules, templates, source code and object code, designs, business systems, consulting models, creative and graphical work, venture and business plans, programs, and financial plans, or improvements, modifications, components, prototypes or works thereof, pertaining to ASC’s business, ventures or its clients, and any information which has or may be derived or obtained from such information, shall constitute “Corporate Information”, whether or not reduced to tangible form or held electronically, and whether or not marked in physical writing or electronically as “confidential”. Corporate Information does not include any information made available by ASC in the normal course of its business to the general public. Employee acknowledges that such Corporate Information as is acquired and used by ASC or its affiliates is a special, valuable and unique asset. All records, files, materials and confidential information obtained by Employee in the course of his employment with ASC is confidential and proprietary and shall remain the exclusive property of ASC or its affiliates, as the case may be. However, this provision shall not preclude Employee from providing truthful information to the extent required by subpoena, court order, search warrant or other legal process, provided that Employee immediately notifies ASC of such request in order to provide ASC an opportunity to object to such request in the appropriate forum and to obtain a ruling on such objection.

     c.     Return of Information. Upon termination of employment with Employer for any reason, or at any other time Employer demands, Employee shall deliver promptly to Employer all material and documentation relating to Employer or its clients, including without limitation, all memoranda, notes, records, reports, manuals, drawings, customer lists, referral source lists, vendor service lists, software programs, and any other documents, whether or not of a confidential nature, belonging to Employer, including all copies of such materials which Employee may then possess or have under his control. Employee further agrees that upon termination of employment, Employee shall not retain any document containing or pertaining to the Corporate Information.

     d.     Noncompetition; Nonsolicitation.

(i)	During the term of the Employee’s employment by ASC and for a one (1)-year period commencing thereafter, the Employee shall not, without the prior written consent of ASC, directly or indirectly engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as the holder of an interest of five percent (5%) or less in the equity of a publicly traded corporation) or render any services or provide any advice or substantial assistance to any business, person or entity, if such business, person or entity, directly or indirectly, competes (or, to the Employee’s knowledge after due inquiry, intends to compete or is preparing to compete during this one (1)-year period), in the United States with (i) ASC, (ii) any material product, service or business of ASC or (iii) any material product, service or business under serious consideration by ASC as of the Employee’s termination date or any time during the one-year prior period prior thereto. As used herein, a material product, service or business is under serious consideration by ASC if, at the time of Employee’s termination, it is included in a written business proposal, marketing plan or budget approved by, or intended to be submitted for approval by, the Chief Executive Officer or Chief Operating Officer of ASC, if Employee is, or would reasonably be expected to be, aware of such matter.

(ii)	During the term of the Employee’s employment by ASC and for a one (1)-year period commencing thereafter, the Employee shall not, directly or indirectly, divert, solicit or lure away the patronage of (i) any customer or business of ASC as of or any time prior to the Employee’s termination date, or (ii) any prospective customer or business of ASC. As used herein, “prospective customer” means any customer that ASC has actively and individually solicited within the one year period preceding the Employee’s termination date, or is seriously considering soliciting. As used herein, solicitation of a prospective customer is under serious consideration by ASC if, at the time of Employee’s termination, such solicitation is included in a written business proposal, marketing plan or budget approved by, or intended to be submitted for approval by, the Chief Executive Officer of ASC, if Employee is, or would reasonably be expected to be, aware of such matter.

(iii)	In addition, the Employee shall not, without the prior express written consent of ASC, directly or indirectly, during the term of the Employee’s employment by ASC and for the one (1)-year period commencing thereafter, recruit, hire or assist others in recruiting or hiring, or otherwise solicit for employment, any employees of ASC or its customers or subcontractors.

     The provisions of this Section 4(d) shall not be deemed to limit in any way the provisions of any other Section of this Agreement. In the event of Employee’s termination for cause, the provisions of section 4(d)(i) shall not apply to Employee. By entering into this Agreement, Employee acknowledges that these prohibitions are reasonable as to time, geographical area and scope of activity and do not impose a restriction greater than is necessary to protect ASC’s goodwill, proprietary information and business interests.

     The Employee further acknowledges and agrees that, in the event of his termination of employment with Employer, the Employee’s experience and capabilities are such that the Employee can obtain employment in business activities which are of a different nature or are not in competition with Employee’s activities as an employee of Employer and that the enforcement of this Agreement shall not prevent the Employee from earning a reasonable livelihood.

     Employee agrees that this Agreement provides enhanced protections and benefits to which he was not otherwise entitled prior to its execution and that such protections and benefits constitute valuable consideration sufficient to support the non-competition and non-solicitation obligations described above.

6.     Remedies.

     a.     Employee agrees and acknowledges that a breach of paragraph 4 or 5 of this Agreement will result in damage or loss to ASC which cannot be reasonably or adequately compensated in damages and will cause ASC irreparable injury. In the event of such a breach or threatened breach of this Agreement by Employee, in addition to all other remedies otherwise available to ASC, ASC is entitled to an injunction, enjoining and restraining such breach or threatened or intended breach, and Employee hereby consents to the issuance of such injunction in any court of competent jurisdiction without proof of specific damages. Resort to such equitable relief shall not be construed to be a waiver of any other rights or remedies ASC may have for damages or otherwise.

     b.     If either party enforces any part of this Agreement through legal proceedings and the other party is found to be in default or breach, the defaulting or breaching party agrees to pay the non-defaulting party any costs and attorneys’ fees reasonably incurred in such proceedings.

7.     Cumulative Rights. The parties’ rights and remedies in this Agreement are cumulative, and in addition to, any other rights, remedies or causes of action allowed at law and shall not exclude any other rights or remedies available to either party.

8.     Overpayment. From time to time, Employee may receive payments in advance for business expenses, payroll advancements or other payments or loans. Employee hereby authorizes ASC to deduct from Employee’s compensation, any amounts paid which are in excess of the amounts to which Employee is entitled by a deduction from monies or other compensation owed to Employee from ASC. Any overpayments or loans not otherwise recoverable by way of such deduction, are deemed payable in full on termination of employment for any reason or on demand, whichever is sooner

9.     Notices. Any notice required or permitted by this Agreement shall be sufficient if in writing, and sent by certified mail, or hand delivery through a company providing written receipt of delivery, to Employee’s last known residence or to Employer’s principal office (Attention: General Counsel) as the case may be.

10.     Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

11.     Governing Law and Venue. This Agreement shall be governed by the law of the Commonwealth of Virginia, Employer’s principal place of business, without giving effect to Virginia’s conflict of laws. The parties agree that the proper venue for any dispute shall be the Fairfax County Circuit Court or the United States District Court for the Eastern District of Virginia, Alexandria Division and in the event that there is no other manner of service hereby appoint the Secretary of the Commonwealth of Virginia.

12.     Severability. If any part or portion hereof shall be determined to be invalid, illegal or unenforceable, in whole or in part, neither the validity of the remaining part or portion of such term nor the validity of any other term or provision of this Agreement shall in any way be affected thereby.

13.     Assignment. Employee’s rights and obligations under this Agreement are not assignable. ASC’s rights and obligations inure to the benefit of and shall be binding upon successors and assigns of ASC.

14.     Survival of Employee’s Obligations. The provisions of paragraphs 4, 5, 6, 7 and 8 of this Agreement, and any related provisions necessary to enforce such provisions, shall survive termination of Employee’s employment, and form a continuing obligation on the part of the parties hereto, which may not be waived except in writing by both parties to this Agreement.

15.     Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the matters contained herein. It may be modified, changed or altered only by an agreement in writing signed by all of the parties. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. This Agreement may be executed in any number of counterparts.

16.     Employee’s Warranties. Employee warrants that his/her performance of this Agreement’s terms, and any services to be rendered as an ASC employee, do not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding, including any agreement relating to any proprietary information, knowledge or data acquired by Employee in confidence or trust, prior to Employee’s employment by ASC, to which Employee is a party or by the terms of which Employee may be bound. Employee shall not disclose to ASC or its clients, or induce ASC to use, any such proprietary information, knowledge, or data belonging to any previous employer without such previous employer’s permission. Employee will disclose to ASC, as much as Employee is permitted to do, the terms and subject of any prior confidentiality, non-competition or invention agreement or agreements to which Employee is bound.

17.     Indemnification. Employee hereby agrees that if Employee intentionally breaches any agreement or understanding between him/her and another person or company, or intentionally wrongfully uses any confidential or proprietary information or trade secrets he has obtained from sources other than ASC without permission, then Employee will indemnify and hold ASC harmless from and against any and all damages, claims, costs and expenses, including without limitation attorneys’ fees and legal costs and expenses, based on or arising, directly or indirectly, from such intentional actions.

     Witness our signatures and seals executed as of the day and year first written above.

ADVANCED SWITCHING COMMUNICATIONS, INC.

BY: /s/ Asghar Mostafa Asghar Mostafa	(SEAL)

EMPLOYEE:

/s/ Gary L. Wingo Gary L. Wingo 1385 Portmarnock Dr. Alpharetta, GA 30005	(SEAL)